Exhibit 10.3

VANGUARD NATURAL RESOURCES, LLC

LONG-TERM INCENTIVE PLAN

PHANTOM UNIT AWARD AGREEMENT

To: Britt Pence	Date of Grant: June 18, 2010	Number of Units: 12,500

THIS PHANTOM UNIT AWARD AGREEMENT (the “Agreement”) is made as of June 18, 2010 between Vanguard Natural Resources, LLC (the “Company”), and Britt Pence (the “Executive”) pursuant to the terms and conditions of the Company’s Long-Term Incentive Plan (the “Plan”) and that certain Employment Agreement between Executive and the Company effective as of May 15, 2010 (the “Employment Agreement”).  A copy of the Plan is being furnished to the Executive concurrently with the execution of this Agreement which shall be deemed a part of this Agreement as if fully set forth herein.  By the execution of this Agreement, the Executive acknowledges receipt of a copy of the Plan.  Unless the context otherwise requires, all terms defined in the Plan shall have the same meaning when used herein.

WHEREAS, the Board of Directors of the Company (the “Board”) has adopted the Plan to encourage and enable certain employees and consultants of the Company to acquire Awards the value of which is tied to the performance of the common unit (a “Unit”) of the Company, thus providing them with a more direct concern in the welfare of the Company and assuring a closer identification of their interests with those of the Company; and

WHEREAS, the Executive is one of such eligible employees.

NOW THEREFORE, the parties agree as follows:

1. Phantom Unit Award.  The Company hereby grants to the Executive (the “Award”), effective as of June 18, 2010 (the “Date of Grant”), in accordance with the terms and conditions set forth herein and in the Plan, the right to receive 12,500 phantom units (the “Phantom Units”).  The Award is specifically made subject to execution by the Executive of this Agreement.

2. Dividend Equivalents.  The Executive will be entitled to receive, from the Date of Grant of this Award, an additional right to distribution equivalents, or DERs, which shall be equal in value to the value of any distributions made by the Company with respect to the number of shares of Units specified in Section 1 above on and after the Date of Grant.  The Executive may choose, in his discretion, whether to (a) directly receive the DERs in the form of a cash payment at the time that all other members of the Company receive distributions in relation to Units, or (b) receive a credit to a bookkeeping account (without interest) for any DER received from the Date of Grant until the payment of the underlying Phantom Units. The Executive will notify the Company of his choice by filing an election form with the Secretary of the Company, such form to be provided by the Company in accordance with the rules and procedures adopted by the Company. In the event that Executive chooses to defer his DERs pursuant to this Section 2(b), however, the amount of the aggregate number of DERs due to Executive upon the settlement date will be multiplied by 1.25 (the “Deferral Multiplier”) prior to payment.  For example, if the aggregate amount of DERs that would have been paid to Executive from the Date of Grant until the payment of the underlying Phantom Units absent the Executive’s deferral pursuant to this Section 2(b) equals $20,000, the cash payment due to the Executive upon settlement of the DERs shall be $25,000 ($20,000 x 1.25).

3. Vesting of Phantom Units.  Subject to the earlier expiration of this Award as herein provided, this Award may be settled in accordance with the provisions of this Agreement in accordance with the following schedule:

Date of Vesting	Percentage of Rights That Become Vested
May 15, 2013	100%

Phantom Units that may be settled pursuant to the schedule above are “Vested Units.”  Phantom Units that may not be settled pursuant to the schedule above are “Unvested Units.”

(a) Termination of Employment for Cause.  In the event the Executive’s employment is terminated for Cause (as defined in the Employment Agreement, as the same may be amended from time to time) all Phantom Units (both Vested Units and Unvested Units) that have not been settled as of the date of such removal shall be forfeited.

(b) Termination of Employment without Cause, or by Executive for Good Reason Prior to Vesting.  In the event the Company terminates the Executive’s employment for any reason other than for Cause, or the Executive voluntarily resigns for Good Reason (both terms as defined in the Employment Agreement, as the same may be amended from time to time), all Unvested Units shall immediately become Vested Units upon such a termination of employment.

(c) Termination of Employment by Reason of Death or Disability.  For purposes of this Agreement, termination by reason of the Executive’s death or Disability (as defined in the Employment Agreement, as the same may be amended from time to time) shall be deemed to be a termination pursuant to Section 3(b) above.

(d) Change in Control. Upon the occurrence of a Change in Control, all Unvested Units shall immediately become Vested Units.

4. Settlement of Phantom Units and DERs.

(a) Settlement.  The Vested Units shall be settled by the Company within the earliest to occur of the following periods:  (i) except in the event that Executive is terminated for Cause as noted in Section 3 above, within 60 days following the date the Executive incurs a “separation from service” (within the meaning of Treasury Regulation § 1.409A-1(h)(1)) from the Company, or (ii) within 60 days following a Change in Control.  The Vested Units will be settled through the delivery of a number of Units equal to the number of Phantom Units granted to Executive pursuant to Section 1.

(b) Settlement of Deferred DERs.  All DERs deferred pursuant to Section 2(b) and credited to the Executive from the Date of Grant through the date of the settlement of the Vested Units shall also be settled upon the date of settlement for the Vested Units pursuant to Section 4(a) above.  All DERs, after taking into account the Deferral Multiplier, shall be settled in the form of a lump-sum cash payment made to the Executive upon the applicable settlement date.

(c) Procedures.  Settlement of Phantom Units shall be subject to and pursuant to rules and procedures established by the Company in its sole discretion.

5. Transferability and Assignment.  This Agreement and the Phantom Units granted hereunder will not be transferable by the Executive other than by will or the laws of descent and distribution. Any attempt by the Executive to  transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6. Recapitalization or Reorganization.

(a) Existence of Plan and Award. The existence of the Plan and the Award shall not affect in any way the right or power of the Board or the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Units or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Subdivision or Consolidation of Units.  The terms of this Award shall be subject to adjustment from time to time, in accordance with the following provisions:

(i) If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a unit split, by the issuance of a dividend on Units payable in Units, or otherwise) the number of shares of Units then outstanding into a greater number of shares of Units, then the number of shares of Phantom Units specified in Section 1 above shall be increased proportionately.

(ii) If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, reverse unit split, or otherwise) the number of shares of Units then outstanding into a lesser number of shares of Units, the number of shares of Phantom Units specified in Section 1 above shall be decreased proportionately.

(iii) Whenever the number of shares of Units subject to this Award are required to be adjusted as provided in this Section 6(b), the Company shall promptly prepare and deliver to the Executive a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in the number of shares of Phantom Units specified in Section 1 above after giving effect to the adjustments.  The Company shall promptly give the Executive such a notice.

(iv) Adjustments under Sections 6(b)(i) and (ii) shall be made by the Company, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive.

7. No Multiple Payments.  Settlement of the Phantom Units shall not occur under more than one provision of this Agreement.

8. Information Confidential.  As partial consideration for the granting of the Phantom Units hereunder, the Executive hereby agrees with the Company that the Executive will keep confidential all information and knowledge that the Executive has relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Executive’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.  In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to the Executive, as a factor militating against the advisability of granting any such future award to the Executive.

9. No Right to Continued Employment.  This Agreement shall not be construed to confer upon the Executive any right to continue as an employee of the Company.  Any question as to whether there has been a termination of such employment, and the cause of such termination, shall be determined by the Chief Executive Officer or the Board and its determination shall be final and binding.

10. Payment of Taxes.  The Company may from time to time, in its discretion, require the Executive to pay the Company the amount that the Company deems necessary to satisfy the Company’s current or future obligation to withhold federal, state or local income or other taxes incurred by the Executive as a result of the Award.  With respect to any required tax withholding, (a) the Company may withhold from the cash payment to be paid to the Executive the amount necessary to satisfy the Company’s obligation to withhold taxes, (b) with the Company’s consent, the Executive may deliver sufficient cash to the Company to satisfy its tax withholding obligations, or (c) the withholding obligations may be met by any such other arrangement that is acceptable to the Company and the Executive.  In the event that the Company subsequently determines that the amount withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then the Executive shall pay to the Company, immediately upon the Company’s request, the amount of that deficiency.

11. Administration.  This Agreement shall at all times be subject to the terms and conditions of the Plan.  The Company shall have sole and complete discretion with respect to all matters reserved to it by the Plan and all decisions of the Company with respect thereto and this Agreement shall be final and binding upon the Executive and the Company.  In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

12. Unfunded Arrangement.  This Agreement and the Plan shall not give a Executive any security or other interest in any assets of the Company; rather the Executive’s right to the Award is that of a general unsecured creditor of the Company.

13. No Liability for Good Faith Determinations.  The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Phantom Units granted hereunder.

14. No Guarantee of Interests.  The Company and the members of the Board do not guarantee the Units from loss or depreciation.

15. Company Records.  Records of the Company regarding the Executive’s period of service, termination of service and the reason therefor, leaves of absence, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

16. Company Action.  Any action required of the Company shall be by resolution of its Board or by a person authorized to act by resolution of the Board.

17. Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

18. Notices.  All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed.  A notice shall be effective when actually received by the Company in writing and in conformance with this Agreement and the Plan.

19. Waiver of Notice.  Any person entitled to notice hereunder may waive such notice.

20. Successors.  This Agreement shall be binding upon the Executive, the Executive’s legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

21. Headings.  The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

22. Governing Law.  All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware without regard to choice of law provisions thereunder, except to the extent Delaware law is preempted by federal law.

23. Word Usage.  Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

24. Amendment.  This Agreement may be amended by the Company; provided, however, that no amendment may decrease Executive’s rights inherent in this Agreement prior to such amendment without Executive’s express written consent.  Notwithstanding the provisions of this Section 24, this Agreement may be amended by the Company, without the consent of the Executive, to the extent necessary to comply with applicable laws and regulations and to conform the provisions of this Agreement to any changes thereto or to settle the Award pursuant to all applicable provisions of the Plan.

25. Nonqualified Deferred Compensation Rules.  In the event this Award fails to meet the limitations, requirements or exemptions of or from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or the laws, rules, and regulations promulgated in connection with Section 409A of the Code, then this Award shall be modified by the Company, in its sole discretion, to the limited extent necessary to satisfy such nonqualified deferred compensation rules.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer effective as of June 18, 2010.

VANGUARD NATURAL RESOURCES, LLC

By: /s/ Scott W. Smith

Name: Scott W. Smith

Title: Chief Executive Officer and President

EXECUTIVE

/s/ Britt Pence
Britt Pence